Exhibit 99.1

GLOBAL CASH ACCESS RE-BRANDING TO EVERI

New Name Highlights Successful Transition to a Full-Service Provider of Casino Gaming Equipment and Payments Solutions

Las Vegas, NV — August 13, 2015 — Global Cash Access Holdings, Inc. (NYSE:GCA) (the “Company” or “GCA”) announced today that the Company’s corporate name will change to Everi Holdings Inc. effective August 24, 2015. The organization-wide rebranding, together with the Company’s new logo and new corporate name, reflect the Company’s successful transition to a full-service casino gaming equipment and payment solutions provider focusing on a broad range of opportunities to address customers’ casino floor and technology needs. Concurrent with the August 24, 2015 name change, the Company will begin to trade under a new ticker symbol, “EVRI”, on the New York Stock Exchange. To highlight the re-branding effort and celebrate the new ticker symbol, Company representatives will ring the opening bell at the New York Stock Exchange on August 24, 2015.

Ram V. Chary, President and Chief Executive Officer of GCA, commented, “The transition to the powerful Everi brand reflects our belief that we are a dynamic, growing organization delivering gaming, security and intelligence solutions to casino operators and engaging games and transactional security to patrons. The Everi brand is an important asset for us to use as we address new opportunities and expand the Company’s market share.”

Mr. Chary continued: “Everi offers a significantly greater range of product solutions to casino operators, including a growing portfolio of innovative and exciting games titles, the award-winning and perennial favorite TournEvent® and TournEvent of Champions®, the central system for video lottery terminals installed at facilities across New York state, and a host of secure, technology-enhanced payments solutions that help get cash to the game floor.”

Linda Trinh, Vice President, Marketing and Promotions of GCA, added, “We see Everi’s identity to be one of confident possibilities that represents our commitment to casino operators to keep their casino floor running and buzzing, while giving patrons exciting and engaging game play. We’re excited to show off our new corporate identity and to deliver on the promise that ‘Everi Powers the Casino Floor.’”

The Company will introduce the new logo mark and trademarks for Everi Holdings at the Global Gaming Expo in Las Vegas (September 29 - October 1). All of the Company’s successful current sub-brands, including TournEvent® and TournEvent of Champions® for the Games business and CashClub®, CentralCredit™, and Everi Compliance™ (formerly NEWave) for the Payments business will continue to be supported.

About the Company

GCA (Everi Holdings) is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software. The Company’s Games business provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed at racetracks in the State of New York. The Company’s Payments business provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or gca@jcir.com